Exhibit 99


                                        Kathleen S. Dvorak
                                        Vice President, Investor Relations
                                                   or
                                        Randall W. Larrimore
                                        President and Chief Executive Officer
                                        United Stationers Inc.
                                        (847)  699-5000

                                        FOR IMMEDIATE RELEASE

                  UNITED STATIONERS INC. ANNOUNCES
                       ORGANIZATIONAL CHANGES

     DES PLAINES, Ill., Dec. 16, 1998 -- United Stationers Inc. (NASDAQ: USTR) announced today that its board of directors has approved a new organization structure designed to support the company's strategic direction. As a result of a 15-month strategic planning effort, the company will align its management team to drive sales growth by more closely focusing on product, channel and operating strategies as well as other growth initiatives.

     Steven R. Schwarz, 44, has been named to the position of executive vice president and president of the company's core office supply business. Schwarz has been with United Stationers for more than 20 years and most recently has had responsibility for marketing and merchandising.

     Daniel H. Bushell, 46, has been named to the position of executive vice president and chief development officer. In addition to his responsibilities as chief financial officer, he will be responsible for exploring new options and acquisitions, including international opportunities, to fuel the company's growth strategy. Bushell will also be responsible for the company's newer initiatives including Lagasse Bros, Inc., which was acquired in October 1996, and Azerty, which was acquired in April 1998.

     Michael D. Rowsey has resigned as executive vice president and as a director of the company. Randall W. Larrimore, president and chief executive officer, stated, "Mike Rowsey has played a vital role in the merger of United and Associated and has been instrumental in positioning United Stationers as a leader in the business products industry. Mike has decided to leave the company to pursue new interests. We wish Mike well in his future endeavors."

     "Since the merger in 1995, the company has performed extremely well and has produced impressive financial results. We must continue to be responsive to changing market dynamics. Our new organization will enable us to execute our strategy against very clearly defined goals and objectives. The changes being undertaken will lay the groundwork for future growth and profitability and will allow us to take customer service to an even higher level," added Larrimore.

      United Stationers Inc. is North America's largest wholesaler of business products to resellers. Through its computer-based distribution systems, it makes more than 35,000 items available to over 20,000 resellers substantially within 24 hours of order placement through 64 regional distribution centers.

     United Stationers' common stock trades on The Nasdaq Stock MarketSM under the symbol USTR.

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